UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 16, 2006
(Date of earliest event reported)

POWER TECHNOLOGY, INC.
(Exact name of small Business Issuer as specified in its charter)

NEVADA	88-0395816
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

541710
(Primary Standard Industrial Classification Code)
109 North Post Oak, Suite 422
Houston, Texas	77024
(Address of principle executive offices)	(Zip Code)

(713) 612-4310
Issuer’s telephone number, including area code

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On May 16, 2006, our wholly owned subsidiary, Sentry Power Technology, Inc. (“SPT”) and Power Technology, Inc. (the “Company”) completed a transaction under an Asset Purchase Agreement (the “Agreement”) with Sentry Power Systems, LLC (“Sentry”), Michael Julian and Robert Magyar. Upon closing, SPT acquired the assets of Sentry for a total purchase price of $1,195,000 which was paid at closing by issuing 6,075,949 shares of our restricted common stock (the “Power Shares”) valued at $960,000 (based on the closing price per share on the date immediately prior to the closing date as reported by Bloomberg, LP) and by SPT assuming $235,000 in debt owed by Sentry to CSI Business Finance, Inc. (“CSI”) as evidenced by a Secured Promissory Note (the “Note”). The Power Shares are subject to a Lock-Up and Redemption Agreement (the “Lock-Up Agreement”) between the Company, SPT and Sentry.

With regard to the CSI debt, SPT assumed the debt to CSI and executed an Assignment, Assumption, Modification and Extension of Promissory Note. The Note bears interest at the rate of 18% per annum and is due and payable on May 15, 2007. Under the terms of the Note, SPT is required to make monthly interest payments beginning June 1, 2006. The Note is secured by the assets of SPT pursuant to a Security Agreement.

We guaranteed the Note and executed a Stock Pledge Agreement granting CSI a first lien on all capital stock of SPT which we hold. Our agreement to guarantee the debt to CSI was conditioned upon and subject to the terms and conditions of a Guaranty Agreement and a Stock Pledge Agreement between Sentry and us which provided that Sentry would guaranty up to $250,000 of any obligation that we may have under our guaranty agreement with CSI.. The Stock Pledge Agreement provided for Sentry to pledge 1,582,279 of the Power Shares valued at $250,000 as security for the Guaranty Agreement.

The Lock-Up Agreement provides that Sentry will not sell, pledge, hypothecate, transfer, assign or in any other manner dispose of the Power Shares for a period of twenty-four (24) months from the Closing Date (except for the 1,582,279 Power Shares pledged as collateral to us). The Lock-Up Agreement provides that if SPT is not “cash flow positive” twelve (12) months after the Closing Date that we have the right to call for redemption and exchange of all of the Power Shares held by Sentry in exchange for 65% of the shares then outstanding of SPT. In such event, we would then have the right, but not the obligation, to require that Sentry file, at our expense, a Registration Statement with the Securities and Exchange Commission (“SEC”) to register for re-sale the 35% remaining shares of SPT then held by us.

In the event that we do not elect to exercise our rights then after twenty-four (24) months from the Closing Date the lock-up restriction shall terminate. In addition, for a period of fifteen (15) days commencing twenty-four (24) months after the Closing Date, Sentry shall have the right to require us to exchange 65% of the shares then outstanding of SPT for all of the Power Shares. In such event, we would have the right, but not the obligation, to demand that SPT file at their expense a Registration Statement with the SEC to register for re-sale the 35% remaining shares of SPT which we hold.

For purposes of the Lock-Up Agreement, SPT shall be considered “cash flow positive” where, in the preceding twelve (12) months, SPT has accrued positive earnings when earnings are calculated in accordance with generally accepted accounting procedures (1) before the deduction of interest and the amortization of principal due on the Note in the amount of $235,000, payable to CSI; (2) before the deduction of Federal Income Taxes payable by SPT; and (3) before the deduction of depreciation expense.

As part of the transaction, SPT entered into an employment agreement with Robert Magyar to serve as SPT’s President and an employment agreement with Michael Julian to serve as SPT’s Vice President/Director of Operations.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The financial statements and pro forma financial information required by Items 9.01(a) and 9.01(b) are not available. Such financial statements will be filed no later than July 30, 2006.

(c) Assignments:

Exhibit 10.1 Assignment, Assumption, Modification and Extension of Promissory Note

Exhibit 10.2 Lock-Up and Redemption Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER TECHNOLOGY, INC.

Date: May 19, 2006	By:	/s/ Bernard J. Walter
Bernard J. Walter
Chief Executive Officer and President